Exhibit 99.3

GTY Technology Holdings Inc.

Consent of Director Nominee

I hereby consent to being named as a nominee for Director in the Registration Statement of GTY Technology Holdings Inc.

/s/ Randolph Cowen
Randolph Cowen

Dated: October 17, 2016